Exhibit 99

NEWS RELEASE	5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Andrea Sejba	For Immediate Release
(440) 449-9611	Thursday, November 5, 2026

HYSTER-YALE
ANNOUNCES THIRD QUARTER 2026 RESULTS

Consolidated Highlights:
•Bookings of $550 million, a 45% increase from prior year, marked the fourth consecutive quarter of elevated bookings from cyclical low point in Q2 2025
•Revenue increased sequentially as stronger bookings began to translate into higher shipments
•Operating loss narrowed sequentially on improved volumes and structural cost savings
•Q3 2026 Adjusted EBITDA returned to positive
•Operating cash flow improved by $10 million compared to Q2 2026
•Q4 2026 net income expected to improve sequentially, with adjusted net income returning to positive
•In Q4 2026, launched new operational initiatives and cost-reduction programs targeting at least $100 million of cost savings at maturity, while reducing working capital and capital expenditures

Cleveland, Ohio, November 5, 2026: Hyster-Yale, Inc. (NYSE: HY) reported the following consolidated results for the three months ended September 30, 2026.

($ in millions except per share amounts)	Three Months Ended
	Q3 2026	Q3 2025	% Change	Q2 2026	% Change
Revenues	$827.4	$979.1	(15)%	$812.9	2%
Operating Profit (Loss)	$(9.1)	$2.3	n.m.	$(18.4)	51%
Net Loss	$(14.9)	$(2.3)	n.m.	$(31.6)	53%
Diluted Loss per Share	$(0.83)	$(0.13)	n.m.	$(1.76)	53%

Adjusted Operating Profit (Loss)(1)	$(7.6)	$3.3	n.m.	$(16.7)	54%
Adjusted Net Loss(1)	$(13.8)	$(1.6)	n.m.	$(29.5)	53%
Adjusted Diluted Loss per Share(1)	$(0.77)	$(0.09)	n.m.	$(1.65)	53%
(1) Reconciliations of reported to adjusted figures are included below.
n.m. - not meaningful.

Lift Truck Business Results
Revenues by geographic segment were as follows:

($ in millions except per share amounts)	Q3 2026	Q3 2025	% Change	Q2 2026	% Change
Revenues	$775.5	$929.3	(17)%	$755.5	3%
Americas(2)	$608.6	$732.7	(17)%	$596.2	2%
EMEA(2)	$122.8	$150.1	(18)%	$118.2	4%
JAPIC(2)	$44.1	$46.5	(5)%	$41.1	7%
(2) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

Lift Truck revenue increased 3% from Q2 2026 as improved bookings began to translate into higher shipments. Higher volume drove the sequential improvement, partially offset by lower parts sales.

Q3 2026 Lift Truck revenue of $776 million decreased 17% from the prior year, primarily due to unfavorable product mix and lower shipment volumes. Positive pricing of $11 million partially offset these impacts.

•The year-over-year decline reflected lower sales of higher-value standard and premium counterbalanced lift trucks, particularly Class 1 and Class 4 products, as customers shifted towards lighter-intensity, lower-priced models.
•Recently introduced lighter-intensity products continued to gain market acceptance and helped offset lower sales of higher-revenue products. These products supported market share gains and profitability as customer demand shifted towards lower-priced models.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q3 2026	Q3 2025	% Change	Q2 2026	% Change
Gross Profit	$106.5	$134.3	(21)%	$105.5	1%
Americas	$94.5	$117.8	(20)%	$91.7	3%
EMEA	$8.4	$12.3	(32)%	$10.3	(18)%
JAPIC	$3.6	$4.2	(14)%	$3.5	3%
Operating Profit (Loss)	$(10.7)	$—	n.m.	$(20.5)	48%
Americas	$12.2	$21.1	(42)%	$3.6	n.m.
EMEA	$(17.2)	$(16.9)	(2)%	$(18.4)	7%
JAPIC	$(5.7)	$(4.2)	(36)%	$(5.7)	—%

Adjusted Operating Profit (Loss)(1)	$(9.2)	$1.0	n.m.	$(18.8)	51%
Americas(1)	$13.7	$22.1	(38)%	$5.3	n.m.
EMEA(1)	$(17.2)	$(16.9)	(2)%	$(18.4)	7%
JAPIC(1)	$(5.7)	$(4.2)	(36)%	$(5.7)	—%
(1) Reconciliations of reported to adjusted figures are included below.

Sequentially, Lift Truck operating results improved $10 million from Q2 2026, driven by higher shipment volumes and lower employee-related expenses, including incentive compensation. These improvements more than offset the impact of $20 million lower tariff-related recoveries in Q3 2026.

Lift Truck operating results declined from the prior year primarily due to unfavorable product mix, lower shipment volumes, and lower parts sales.
•Gross profit decreased 21% from the prior year, primarily reflecting lower sales of higher-value 4–

9 ton and 1–3.5 ton lift trucks. Positive pricing realization of $11 million across most lift product lines partially offset these impacts.
•Q3 2026 benefited from approximately $15 million of tariff-related recoveries recognized related to amounts previously paid.
•Selling, general and administrative expenses decreased $18 million from the prior year, primarily due to lower employee-related expenses, including incentive compensation and other benefits from restructuring actions implemented in Q4 2025.

Bolzoni Group Results

($ in millions)	Q3 2026	Q3 2025	% Change	Q2 2026	% Change
Revenues	$82.3	$87.0	(5)%	$81.9	—%
Gross Profit	$17.8	$21.4	(17)%	$22.0	(19)%
Operating Profit	$1.8	$2.1	(14)%	$2.0	(10)%

Adjusted Operating Profit (1)	$1.8	$2.1	(14)%	$2.0	(10)%
(1) Reconciliations of reported to adjusted figures are included below.

Sequentially, revenues improved slightly primarily due to higher product volumes. Operating profit decreased $0.2 million, driven by unfavorable product mix partially offset by lower selling, general, and administrative expenses and improved manufacturing efficiencies.

Bolzoni Group revenues declined from Q3 2025, primarily due to lower volumes and a shift in sales to lower-margin products. Operating profit slightly declined as lower selling, general, and administrative expenses significantly offset reduced gross profit impacted by unfavorable product mix.

Income Tax Expense
In Q3 2026, the Company reported income tax expense of $0.6 million, compared with $2.9 million of income tax benefit in Q3 2025. The Q3 2026 effective tax rate primarily reflects the geographic mix of operating results and limitations on recognizing tax benefits from losses primarily due to the Company’s U.S., U.K. and Brazilian valuation allowance positions. The Q3 2026 effective tax rate is not indicative of the Company's expected tax rate in future quarters.

Net Income (Loss), Adjusted EBITDA, Liquidity and Capital Allocation

($ in millions)	September 30, 2026	September 30, 2025	June 30, 2026
Debt	$484.7	$467.8	$500.0
Cash	58.5	71.1	72.6
Net Debt	$426.2	$396.7	$427.4

Three-months ended Net Income (Loss)	$(14.9)	$(2.3)	$(31.6)
Three months ended Adjusted EBITDA(3)	$6.0	$15.1	$(4.9)

LTM Net Income (Loss)(4)	$(129.5)	$2.7	$(116.9)
LTM Adjusted EBITDA(3)(4)	$(13.2)	$136.0	$(4.1)

Debt/LTM Net Income (Loss)(4)	n.m.	173.3	n.m.
Net Debt /LTM Adjusted EBITDA(4)	n.m.	2.9	n.m.
(3) Reconciliation of adjusted EBITDA is included below.
(4) Net Income (Loss) and Adjusted EBITDA are presented for the last twelve month period (LTM).

Q3 2026 operating performance improved sequentially, reflected in a lower net loss, and a return to positive Adjusted EBITDA.

Operating cash flow increased to $26 million in Q3 2026, $10 million higher than Q2 2026, primarily reflecting stronger earnings and improved working capital execution, particularly accounts payable. The resulting cash generation strengthened the Company's liquidity position and enabled a debt reduction during the quarter.

Working capital improved by $123 million from the prior year to $662 million, reflecting continued execution on the Company's working capital initiatives. Inventory decreased by $76 million from the prior year, with reductions in finished goods and raw materials. Days inventory outstanding remained consistent with Q2 2026 and improved five days from the prior year period.

The Company remains focused on inventory optimization and working capital efficiency as it prepares to support the expected increased production requirements.

Consolidated Outlook - Q4 2026
Building on the sequential improvement demonstrated in Q3 2026, the Company expects substantially stronger operating performance in Q4 2026, as stronger bookings are expected to increasingly convert into shipments and ongoing pricing, sourcing and cost-reduction actions support improved profitability.

Operating results for Q4 2026 are expected to include anticipated implementation costs associated with new programs discussed in "New Operational Initiatives and Cost-Reduction Programs" below. Excluding these anticipated costs, adjusted net income is expected to be significantly higher than in Q3 2026 and return to positive levels.

While customer delivery schedules and sourcing transitions slowed the conversion of higher bookings into shipments, the Company expects this conversion to accelerate in Q4 2026, driving higher shipment volumes, increased revenue, and improved operating efficiencies. Together, these factors are expected to result in a positive Q4 2026 adjusted net income. This outlook depends on external factors as outlined below.

The Company's updated outlook reflects current assumptions regarding tariffs, geopolitical developments and market conditions. Key tariff-related assumptions include:
•U.S. and international tariff policies and rates in effect as of October 2026 serve as the baseline;
•continued application of Section 232 tariffs on steel, aluminum, copper, and certain derivative products, including the April 2026 expansion that applies tariffs to the full customs value of covered products rather than only the underlying metal content;
•continued application of Section 301 tariffs on Chinese‑origin goods, including lift truck components, with current product‑specific exclusions scheduled to expire in November 2026;
•demand forecasts based on available market data and booking trends; and
•the successful execution of the Company’s tariff mitigation initiatives, including pricing actions, sourcing adjustments, product-cost reductions, and other cost-management programs.

Lift Truck Outlook - Q4 2026
Industry conditions in the lift truck market continue to improve from 2025, although demand varies by region and customer application. The Company has experienced increased customer activity as deferred fleet replacement needs continued to convert into new equipment purchases, as well as growing acceptance of its value and standard product offerings. The sequential decrease in bookings from Q2 2026 to Q3 2026 reflects normal seasonal declines in orders.

Lift Truck bookings and backlog were as follows:

(In millions)	Q3 2026	Q3 2025	% Change	Q2 2026	% Change
Unit Bookings $ Value	$550	$380	45%	$680	(19)%
Unit Backlog $ Value	$1,600	$1,350	19%	$1,580	1%

• Bookings increased 45% from the prior year and represents the fourth quarter of elevated booking level compared to the cyclical low in Q2 2025.

• Backlog remained steady at $1.6 billion compared to Q2 2026 as production approximated shipments during the quarter.

The Company expects bookings in Q4 2026 to exceed Q4 2025 and Q3 2026, supported by improving industry conditions, anticipated market share gains, and broader customer acceptance of its expanded product portfolio. The Company believes investments made over the past several years to broaden the product lineup have positioned the Company to address increasing demand for lower-intensity applications and compete across a larger portion of the lift truck market. The Company expects its standard and value offerings in the 1-3.5 ton, 4-9 ton and Big Truck product lines will continue to support volume growth, profitability, and market share gains. However, inflation, tariffs, geopolitical uncertainty, and increased competition continue to influence customer purchasing patterns across regions and end markets.

Strong booking activity is expected to translate into meaningfully higher production and shipment volumes in Q4 2026 compared with Q3 2026. Higher shipment volumes are expected to drive sequential revenue growth, while increased production volumes are expected to improve manufacturing absorption and operating efficiency. Shipment timing could continue to be affected by customer delivery schedules and production transitions associated with tariff-mitigation and sourcing initiatives.

Tariff-related costs on steel, components, and other imported materials are expected to remain elevated. However, pricing, sourcing, and product-cost actions are expected to benefit Q4 2026 and partially offset these pressures.

Gross profit and gross margin are expected to improve sequentially, primarily reflecting higher production and shipment volumes, improved manufacturing efficiencies and the benefits of pricing, sourcing and cost-reduction actions. These benefits are expected to be partially offset by elevated tariff-related costs, inflation and competitive pricing, particularly in South America and Europe. The Company's newly introduced lighter-intensity, lower-priced trucks are expected to broaden its addressable market and support increased manufacturing scale over time.

Overall, the Company expects Lift Truck adjusted operating results to be positive and improve in Q4 2026. The expected increase in profitability reflects a stronger conversion of recent booking momentum into shipment and earnings, demonstrating the operating leverage available as production volumes recover. Anticipated continued market share gains and a broader product portfolio provide additional opportunities for growth as industry conditions strengthen.

Bolzoni Group Outlook - Q4 2026
Sequentially, Bolzoni Group is expected to benefit from a greater mix of higher-margin attachment products and plant utilization in Q4 2026. Revenue is expected to continue reflecting the planned phase-out of certain legacy sales to the Lift Truck business. Management remains focused on optimizing product mix and maintaining operational discipline across its global operations.

Consolidated Outlook - 2027
The Company expects demand and production levels to remain healthy in 2027, supported by gradually strengthening market conditions and ongoing growth initiatives. This is expected to drive volume and revenue growth. However, the pace of gross profit improvement is expected to remain moderated by a competitive operating environment, continued cost pressures and the time required for strategic growth investments to fully mature. As a result, operating profit improvement may be more gradual than the recovery in demand and production levels.

The Company's previously announced 2024 U.S. manufacturing footprint optimization projects remain on track to deliver increased operational benefits in 2027. The anticipated savings, which are reflected in the Company's outlook, are expected to substantially offset ongoing cost increases and support underlying product margins rather than translate fully into incremental margin expansion. Higher production volumes and improved manufacturing efficiencies are expected to support a progressive improvement in gross profit. The Company expects future costs and benefits for the projects as shown below:

(In millions)	Planned for Remainder of 2026	Planned for 2027	Planned for 2028
Expected costs	$2-5	$8-10	-
Expected annualized income and cash benefits	-	$15-20	$30-40

New Operational Initiatives and Cost-Reduction Programs
In Q4 2026, Hyster-Yale launched a major set of projects expected to strengthen the Company's cost structure, capital efficiency and long-term competitiveness. The Company's modular, scalable products have created new product opportunities and production efficiencies, which the Company believes provide the foundation for these new projects in addition to previously announced restructuring plans. These new projects are expected to improve operations and better align the Company with evolving market and regulatory requirements, including significant changes in demand for forklift truck types and volumes.

The projects are focused on five key areas:
•reshaping the Company’s product portfolio and route-to-market, including exiting from the hydrogen fuel cell and HydroCharge business and discontinuing plans to manufacture Big Trucks in the U.S.;
•reducing manufacturing complexity and costs, including manufacturing plant consolidation;
•consolidating supporting facilities and activities;
•simplifying the Company’s organizational structure; and
•reducing the Company’s capital intensity.

The Company is targeting at least $100 million of an annual cost savings expected at maturity in 2029. These anticipated savings relate to cost reductions and mitigation of future expenses related to increased volumes and inflationary factors. Implementation costs are estimated to be at least $50 million over the duration of the programs, including severance, impairment charges, contract termination, and other exit-related costs. The Company continues to pursue the mitigation of these costs and is currently unable to estimate the high-end of the expected implementation costs or segments in which these costs will be recorded.

These initiatives are also expected to support cash generation and decreased capital expenditures. To preserve cash amid a slower-than-anticipated recovery, the Company expects 2026 capital expenditures of $50 million to $60 million and to limit 2027 capital expenditures to $40 million to $50 million. Over time, product portfolio simplification, reduced manufacturing complexity and lower capital intensity are also expected to reduce working capital requirements and support the Company's continued target of working capital at approximately 15% of revenue.

The Company expects these projects to strengthen its cost structure while supporting key strategic programs, including modular, scalable forklift truck product solutions for lighter-intensity and standard applications and broader sales coverage across the addressable market. Together with the significant year-over-year increase in bookings, the Company believes these actions will strengthen its competitive position and support improved financial results in 2027 and 2028.

Implementation is expected to occur in stages. We have begun to initiate certain projects, while others remain subject to final planning, applicable legal and regulatory requirements, consultation obligations and other customary approval processes. Accordingly, the scope, timing and financial effect of individual actions may change as planning and implementation progress. The Company expects to provide additional information as material plans and actions are finalized.

A summary of the Company's previously announced and current operational and cost-reduction programs are shown below:

	Purpose	Initiated	Expected Savings/Benefits	Status
2024 Manufacturing footprint optimization	Optimize manufacturing footprint and improve efficiency	Q4 2024	$15 million - $20 million expected benefit in 2027; $30 million - $40 million full-year annualized income and cash benefit by 2028	Multi-year implementation underway
2025 Nuvera realignment	Reduce Nuvera's cost base while redirecting capabilities toward higher-priority energy solutions	Q2 2025	$15 million of cost savings realized in 2025	Completed
2025 Restructuring	Lower structural break-even point and align organization with lower industry volumes	Q4 2025	Approximately 75% of $40 million - $45 million of benefits recognized through Q3 2026	Substantially implemented, full benefits expected by year-end 2026
2026 Restructuring	Further structurally reduce costs, simplify the business and concentrate resources on higher-priority activities	Q4 2026	Targeting at least $100 million of annual cost reductions at maturity, which is anticipated in 2029	Commenced with implementation expected to occur in stages through 2029

Consolidated Outlook - Long-Term
The Company's financial discipline provides a foundation for navigating changing market conditions while progressing toward its long-term objective of achieving approximately 7% operating profit over the business cycle. Management believes higher production volumes, improved manufacturing efficiency, modular product platforms, portfolio expansion into value and standard segments, broader sales coverage of the addressable market and the benefits of its operational and cost-reduction initiatives are key drivers supporting this objective.

Management believes its continued focus on financial discipline, working capital efficiency, and prudent capital allocation positions the Company to improve financial performance while maintaining the flexibility to support future growth.

In this context, long-term objectives for Hyster-Yale's vision is to transform the way the world moves materials from Port to Home. It strives to do this through its two customer promises: first, to provide optimal customer solutions, and second, to provide exceptional customer care. The Company is focused on executing established strategic initiatives and key projects to transform the Company’s core lift truck business while building new business opportunities in the warehouse lift truck, vehicle automation, energy management and attachment business activities. These complementary growth and profit improvement projects should help the Company fulfill these two promises while achieving long-term revenue and operating profit growth. The Company believes key projects will contribute to an increased and sustainable lift truck and attachment competitive advantage over time.

Further information regarding the Company's strategic initiatives can be found in the Company's Q3 2026 Investor Deck. This presentation, currently available on the Hyster-Yale website, elaborates on the strategies that are critical for Hyster-Yale's long-term prospects. The Company encourages investors to review this material as a supplement to understand Hyster-Yale's future direction.

*****

Conference Call
The management of Hyster-Yale, Inc. will conduct a conference call with investors and analysts on Friday, November 6, 2026, at 11:00 a.m. Eastern Time to discuss the financial results. The conference call will be broadcast and can be accessed through Hyster-Yale's website at https://ir.hyster-yale.com/events-and-presentations. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. An archive of the webcast will be available on the Company's website two hours after the live call ends.

Reconciliations and Other Measures
The Company uses certain financial measures not in accordance with U.S. generally accepted accounting principles ("GAAP") to analyze and manage the performance of the Company. These include Adjusted Operating Profit (Loss), Adjusted Net Income (Loss), Adjusted Diluted Earnings (Loss) per Share, Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA.

Adjusted Operating Profit (Loss), Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share exclude restructuring and impairment charges, referred to in the release as "manufacturing footprint optimization" and the 2025 restructuring program, from the comparable GAAP measurement. Management believes that these adjusted measures provide investors with a useful perspective on underlying business results and trends and help with assessing period-over-period results. Reconciliations of adjusted results to the most directly comparable GAAP measures are included in the financial highlights.

Adjusted EBITDA, Net Debt and the ratio of Net Debt to Adjusted EBITDA are provided as supplemental measures. Adjusted EBITDA is defined as income (loss) before income taxes and noncontrolling interests plus restructuring and impairment charges, referred to in the release as manufacturing footprint optimization charges and the 2025 restructuring program, net interest expense and depreciation and amortization expense. Net Debt is defined as debt less cash. These measures are not GAAP measurements and should not be considered as substitutes for operating profit (loss), net income (loss) or debt. Management believes that these measures help investors understand the Company's results of operations.

For purposes of this release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials, critical components and transportation costs and shortages, the effects of tariffs on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) impacts resulting from current or changes in trade barriers and restrictions on international trade, including as a result of previously announced, and potentially new changes, including reductions to U.S. trade policy and tariffs as well as retaliatory or other tariffs imposed by other countries where the Company does business, (3) the effectiveness of the cost reduction programs implemented, and to be implemented globally, including the successful implementation of procurement and sourcing initiatives and restructuring programs, (4) delays in manufacturing and delivery schedules, (5) reduction in demand for lift trucks, attachments and related parts and service on a global basis, including any cyclical reduction in demand in the lift truck industry, (6) customer acceptance of pricing, (7) customer acceptance of, changes in the costs of, or delays in the development of new products, (8) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (9) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, including the Uyghur Forced Labor Prevention Act (the “UFLPA”) which could impact Hyster-Yale's imports from China, as well as armed conflicts, including the Iran conflict, the Russia/Ukraine conflict, the Israel and Gaza conflict and/or the conflict in the Red Sea, and their regional effects, (10) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (11) the Company's ability to recover previously paid IEEPA tariffs, (12) the successful commercialization of products and technology related to the energy solutions program, (13) political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (14) bankruptcy of or loss of major dealers, retail customers or suppliers, (15) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (16) product liability or other litigation, warranty claims or returns of products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (18) the ability to attract, retain, and replace workforce and administrative employees, (19) disruptions resulting from natural disasters, public health crises, political crises or other catastrophic events, and (20) the ability to protect the Company’s information technology infrastructure against service interruptions, data corruption, cyber-based attacks or network breaches.

About Hyster-Yale, Inc.
Hyster-Yale, Inc., headquartered in Cleveland, Ohio, is a globally integrated company offering a full line of lift trucks and solutions, including attachments aimed at meeting the specific materials handling needs of its customers. Hyster-Yale's vision is to transform the way the world moves materials from Port to Home and deliver on its customer promises of: (1) thoroughly understanding customer applications and offering optimal solutions that will improve productivity at the lowest cost of ownership, and (2) providing exceptional customer care to create increasing value from initial engagement through the product lifecycle.

The Company's wholly owned operating subsidiary, Hyster-Yale Materials Handling, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, parts and technology and energy solutions marketed globally primarily under the Hyster®, Yale®, Nuvera® and Maximal® brand names. Hyster-Yale Materials Handling’s subsidiary, Bolzoni S.p.A., is a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names. Hyster-Yale Materials Handling also has an unconsolidated joint venture in Japan with Sumitomo NACCO Forklift Co. Ltd. Hyster-Yale Materials Handling, Inc., is a wholly owned subsidiary of Hyster-Yale, Inc. (NYSE: HY). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.
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HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2026	2025	2026	2025
	(In millions, except per share data)
Revenues	$827.4	$979.1	$2,435.5	$2,846.1
Cost of sales	703.3	823.2	2,059.0	2,344.3
Gross Profit	124.1	155.9	376.5	501.8
Selling, general and administrative expenses	131.7	152.6	427.2	469.8
Restructuring and impairment charges[1]	1.5	1.0	4.8	16.9
Operating Profit (Loss)	(9.1)	2.3	(55.5)	15.1
Other (income) expense
Interest expense	7.2	8.0	22.2	23.6
Income from unconsolidated affiliates	(3.3)	(1.6)	(9.3)	(7.2)
Other, net	0.7	0.5	0.6	(0.3)
Loss before Income Taxes	(13.7)	(4.6)	(69.0)	(1.0)
Income tax expense (benefit)	0.6	(2.9)	6.9	5.4
Net (income) attributable to noncontrolling interests	(0.2)	(0.1)	(0.1)	(0.3)
Net (income) attributable to redeemable noncontrolling interests	(0.2)	(0.3)	(0.3)	(0.2)
Accrued dividend to redeemable noncontrolling interests	(0.2)	(0.2)	(0.7)	(0.7)
Net Loss Attributable to Stockholders	$(14.9)	$(2.3)	$(77.0)	$(7.6)

Basic Loss per Share	$(0.83)	$(0.13)	$(4.31)	$(0.43)
Diluted Loss per Share	$(0.83)	$(0.13)	$(4.31)	$(0.43)
Basic Weighted Average Shares Outstanding	17.927	17.717	17.882	17.651
Diluted Weighted Average Shares Outstanding	17.927	17.717	17.882	17.651

 [1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization" and the "2025 restructuring program."

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30		SEPTEMBER 30
	2026	2025	2026	2025
	(In millions)
Revenues
Americas	$608.6	$732.7	$1,783.2	$2,139.1
EMEA	122.8	150.1	367.0	416.6
JAPIC	44.1	46.5	120.5	142.2
Lift Truck Business	$775.5	$929.3	$2,270.7	$2,697.9
Bolzoni	82.3	87.0	247.1	257.9
Eliminations	(30.4)	(37.2)	(82.3)	(109.7)
Total	$827.4	$979.1	$2,435.5	$2,846.1

Gross profit
Americas	$94.5	$117.8	$279.9	$390.2
EMEA	8.4	12.3	27.3	40.0
JAPIC	3.6	4.2	9.1	9.7
Lift Truck Business	$106.5	$134.3	$316.3	$439.9
Bolzoni	17.8	21.4	60.3	61.3
Eliminations	(0.2)	0.2	(0.1)	0.6
Total	$124.1	$155.9	$376.5	$501.8

Operating profit (loss)
Americas	$12.2	$21.1	$14.1	$75.3
EMEA	(17.2)	(16.9)	(54.7)	(46.8)
JAPIC	(5.7)	(4.2)	(18.5)	(19.1)
Lift Truck Business	$(10.7)	$—	$(59.1)	$9.4
Bolzoni	1.8	2.1	3.7	5.1
Eliminations	(0.2)	0.2	(0.1)	0.6
Total	$(9.1)	$2.3	$(55.5)	$15.1

HYSTER-YALE, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
		Three Months Ended		Nine Months Ended
		September 30		September 30
		2026	2025	2026	2025
		(In millions)
Net cash provided by operating activities		$26.3	$37.1	$10.1	$29.6
Net cash used for investing activities		(15.1)	(14.2)	(38.6)	(39.8)
Cash Flow Before Financing Activities		$11.2	$22.9	$(28.5)	$(10.2)

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
	(In millions)
Debt	$484.7	$500.0	$505.3	$494.3	$467.8
Cash	58.5	72.6	81.8	123.2	71.1
Net Debt	$426.2	$427.4	$423.5	$371.1	$396.7

	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
	(In millions)
Accounts Receivable	$469.2	$484.8	$471.2	$489.6	$520.6
Inventory	664.8	627.5	643.8	634.3	740.3
Accounts Payable	472.2	423.4	408.9	401.2	476.0
Working Capital	$661.8	$688.9	$706.1	$722.7	$784.9

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	Last Twelve Months Ended
	9/30/2026	9/30/2025	6/30/2026
	(In millions)
Net Loss Attributable to Stockholders	$(129.5)	$2.7	$(116.9)
Noncontrolling interest income and dividends	2.0	1.6	2.0
Income tax expense (benefit)	16.6	18.7	13.1
Interest expense	29.8	31.3	30.6
Interest income	(3.7)	(2.5)	(3.9)
Depreciation and amortization expense	45.3	45.9	45.2
Restructuring and impairment charges[1]	26.3	38.3	25.8
Adjusted EBITDA	$(13.2)	$136.0	$(4.1)

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization" and the "2025 restructuring program."

HYSTER-YALE, INC.
ADJUSTED EBITDA RECONCILIATION
	Three Months Ended
	9/30/2026	6/30/2026	3/31/2026	12/31/2025
	(In millions)
Net Loss Attributable to Stockholders	$(14.9)	$(31.6)	$(30.5)	$(52.5)
Noncontrolling interest income and dividends	0.6	0.3	0.2	0.9
Income tax expense (benefit)	0.6	8.1	(1.8)	9.7
Interest expense	7.2	7.8	7.2	7.6
Interest income	(0.4)	(2.1)	(0.6)	(0.6)
Depreciation and amortization expense	11.4	10.9	11.3	11.7
Restructuring and impairment charges[1]	1.5	1.7	1.6	21.5
Adjusted EBITDA	$6.0	$(4.9)	$(12.6)	$(1.7)

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization" and the "2025 restructuring program."

HYSTER-YALE, INC.
RECONCILIATION OF ADJUSTED RESULTS

	Three months ended
	September 30,		June 30,
	2026	2025	2026
	(In millions, except per share data)
Operating Profit (Loss)	$(9.1)	$2.3	$(18.4)
Adjustments:
Restructuring and impairment charges[1]	1.5	1.0	1.7
Adjusted Operating Profit (Loss)	$(7.6)	$3.3	$(16.7)

Net Loss Attributable to Stockholders	$(14.9)	$(2.3)	$(31.6)
Adjustments:
Restructuring and impairment charges[1]	1.5	1.0	1.7
Income tax expense (benefit)[2]	(0.4)	(0.3)	0.4
Adjusted Net Income (Loss) Attributable to Stockholders	$(13.8)	$(1.6)	$(29.5)

Diluted loss per share	$(0.83)	$(0.13)	$(1.76)
Adjustments:
Restructuring and impairment charges[1]	0.08	0.06	0.09
Income tax expense (benefit)[2]	(0.02)	(0.02)	0.02
Adjusted diluted earnings (loss) per share	$(0.77)	$(0.09)	$(1.65)

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization" and the "2025 restructuring program."

[2] - Tax adjustment at an effective rate of 26%.

HYSTER-YALE, INC..
RECONCILIATION OF ADJUSTED OPERATING PROFIT (LOSS)

	Q3 2026	Q3 2025	Q2 2026
	(In millions)
Americas
Operating profit	$12.2	$21.1	$3.6
Adjustments:
Restructuring and impairment charges[1]	1.5	1.0	1.7
Adjusted operating profit	$13.7	$22.1	$5.3
EMEA
Operating loss	$(17.2)	$(16.9)	$(18.4)
Adjustments:
Restructuring and impairment charges[1]	—	—	—
Adjusted operating profit (loss)	$(17.2)	$(16.9)	$(18.4)
JAPIC
Operating loss	$(5.7)	$(4.2)	$(5.7)
Adjustments:
Restructuring and impairment charges[1]	—	—	—
Adjusted operating loss	$(5.7)	$(4.2)	$(5.7)
Lift Truck
Operating profit (loss)	$(10.7)	$—	$(20.5)
Adjustments:
Restructuring and impairment charges[1]	1.5	1.0	1.7
Adjusted operating profit (loss)	$(9.2)	$1.0	$(18.8)
Bolzoni
Operating profit	$1.8	$2.1	$2.0
Adjustments:
Restructuring and impairment charges[1]	—	—	—
Adjusted operating profit	$1.8	$2.1	$2.0
Total
Operating profit (loss)	$(9.1)	$2.3	$(18.4)
Adjustments:
Restructuring and impairment charges[1]	1.5	1.0	1.7
Adjusted operating profit (loss)	$(7.6)	$3.3	$(16.7)

[1] - Consists of restructuring and impairment charges related to programs initiated in 2025 and 2024 referred to in the earnings release as "manufacturing footprint optimization" and the "2025 restructuring program."